Exhibit 99.2

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. EXTENDS ITS VESSEL NEWBUILDING PROGRAM THROUGH 2010

NEW YORK, N.Y., JUNE 22, 2007 — K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has signed a contract to build four 50,000 barrel tank barges at Jeffboat LLC, the manufacturing division of American Commercial Lines, Inc.  The total value of the contract is approximately $40 million, and construction will start in the first quarter of calendar 2009.  The first vessel is scheduled for delivery in December 2009, with an additional vessel delivered every three months thereafter.  The contract also includes an option for up to four more comparable barges.

Timothy J. Casey, President and CEO of K-Sea, said “We are pleased with this contract, which extends our vessel newbuilding program into 2010 and provides further visibility into our growth opportunities.  These barges will improve the quality of our fleet and our ability to provide our customers with safe, reliable service.”

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its Master Limited Partnership Units trade on the New York Stock Exchange under the symbol KSP.  For additional information about K-Sea Transportation Partners L.P., please visit K-Sea’s website, including the Investor Relations section, at www.k-sea.com.

Cautionary Statements

This press release contains forward looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the timing of delivery of the tank barges to be constructed, and the benefits to be derived therefrom.  These statements involve risks and uncertainties, including, but not limited to, delays or cost overruns in the construction of the new vessels,  insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development change), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P
John J. Nicola, Chief Financial Officer, 732 565-3818